INCO REPORTS RESULTS FOR THIRD QUARTER OF 2005

PRODUCTION AND NICKEL UNIT CASH COST OF SALES GOALS MET FOR THIRD QUARTER
(All dollar amounts are expressed in U.S. currency)
TORONTO, October 25, 2005 — Inco Limited today reported adjusted net earnings(1) of $157 million, or 83 cents per share (72 cents per share on a diluted basis(2)), for the third quarter of 2005, compared with adjusted net earnings(1) of $209 million, or $1.11 per share ($1.01 per share on a diluted basis(2)), for the third quarter of 2004. The principal adjustments made in arriving at adjusted net earnings(1) for the third quarter of 2005 were: (1) the exclusion of unfavourable non-cash currency translation adjustments of $52 million and (2) the exclusion of net tax charges totalling $26 million relating to the tax effect of currency translation adjustments on our long-term debt and adjustments with respect to outstanding tax matters applicable to certain prior periods. All of the adjustments made in arriving at adjusted net earnings(1) for the third quarter and first nine month periods of 2005 and 2004 are set forth in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.
Our net earnings for the third quarter of 2005 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $62 million, or 33 cents per share (30 cents per share on a diluted basis(2)), compared with net earnings of $142 million, or 76 cents per share (69 cents per share on a diluted basis(2)), for the third quarter of 2004.
Our adjusted net earnings(1) for the third quarter of 2005, as reflected in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below, were lower than adjusted net earnings for the corresponding period of 2004 due primarily to increased production costs for nickel and copper and lower deliveries of copper and platinum-group metals (PGMs) partially offset by higher realized prices for nickel, copper and certain PGMs and higher deliveries of Inco-source nickel.
Our adjusted net earnings(1) for the first nine months of 2005 compare favourably, as reflected in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below, to the results for the corresponding period of 2004 due primarily to higher realized prices for nickel, copper and certain PGMs partially offset by lower deliveries of Inco-source nickel, copper and PGMs as well as increased production costs.
Our net earnings for the third quarter and first nine months of 2005 in accordance with Canadian GAAP also reflect the inclusion of the adjustments referred to in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares. For the third quarter and first nine months of 2005, the number of diluted shares used in this calculation was approximately 223 million shares. Reference is made to our “Consolidated Statement of Earnings” below concerning the number of diluted shares used for the periods indicated.

Chief Executive Officer’s Message
We were pleased to record another quarter of positive results. While we have seen a downturn in nickel prices during the third quarter and into the fourth quarter, nickel prices still remain at historically high levels. We believe that underlying nickel demand remains strong and we see limited supply growth at least for the next two years. Given these market factors, we expect that tight market conditions for nickel will continue into 2006.
With our Voisey’s Bay mine and concentrator now on line, we are looking forward to increased production levels, lower costs and stronger cash flow next year as we realize the benefits from Voisey’s Bay feed at our Canadian operations. In New Caledonia, construction is proceeding on our Goro project, and the project remains on budget and on schedule.
On October 11, 2005, we announced our friendly take-over offer for Falconbridge Limited. This acquisition will create a world-class Canadian-based metals and mining powerhouse that will be the world’s leading nickel producer and a significant copper producer. We believe the “new Inco” that will be created through this combination offers a truly exciting future for the shareholders of Inco and Falconbridge.
Nickel market developments and outlook
As we noted in our release covering second quarter 2005 results, in the second quarter of 2005 the stainless steel industry, the principal end-use market for primary nickel, experienced an oversupply situation as production from a number of new facilities came on stream. This situation required a correction in the build-up of stainless steel inventory that had occurred over the past few months. This correction has taken longer to be realized than expected. This inventory build-up led to a decline in the London Metal Exchange (LME) benchmark cash nickel price beginning in July 2005 and to increased LME nickel stocks. For the third quarter the LME cash nickel price averaged $6.61 per pound versus $7.44 per pound in the second quarter of 2005. LME cash nickel prices have averaged $5.71 per pound during the first three weeks of October 2005. While this situation in the stainless steel industry has had a short-term effect on nickel prices, overall market fundamentals remain strong, and we believe that the end of this inventory correction is in sight. A number of leading economic indicators remain positive and we expect that, once this stainless steel inventory correction has run its course, stainless steel production growth should resume in late 2005 or early in 2006.
Non-stainless steel markets for nickel continue to show very favourable growth. Demand in non-stainless steel applications such as for aerospace and plating in China continues to be extremely strong. Growth in these markets has also been enhanced by increased activity in those end-uses for nickel relating to oil and gas and liquid natural gas exploration and production, and hybrid automobiles.
Supply growth continues to be slow, and producer inventories remain at historically low levels. The nickel market is expected to tighten in the months ahead as stainless steel inventories are cleared and growth in stainless steel production in a number of markets resumes.
Operations review
During the third quarter of 2005 we produced 111 million pounds of nickel, in line with our July 2005 guidance for the quarter. Nickel production at our Ontario operations, 49 million pounds for the quarter, was adversely affected by the previously indicated slower than planned ramp-up in these operations after a scheduled maintenance shutdown. The mines and processing facilities at these operations are currently performing well and we should meet our production target of 215 to 220 million pounds of nickel for the year from Ontario. Our Manitoba operations produced 18 million pounds for the quarter, four million pounds lower than in the same period last year, as a result of a longer than usual maintenance shutdown during the quarter which was necessary to prepare these operations for the arrival of Voisey’s Bay concentrate in the fourth quarter of 2005 and for processing additional cobalt from Voisey’s Bay feed and to make changes required to enable Manitoba to operate with a single furnace. We remain on target to produce 108 to 110 million pounds of nickel for 2005 at our Manitoba operations. Some 44 million pounds of finished nickel were produced from PT Inco nickel-in-matte during the quarter and it is currently projected that our objective of 160 to162 million pounds of finished nickel from PT Inco nickel-in-matte for 2005 will be met.
For Inco as a whole, we are forecasting production of 140 to 145 million pounds of nickel for the fourth quarter of 2005. Our 2005 production forecast remains at 485 to 490 million pounds of nickel.
We produced 60 million pounds of copper for the third quarter, in line with our July 2005 guidance of 55 to 60 million pounds. We expect to produce 90 million pounds of copper products in the fourth quarter, including the drawdown and processing of certain inventories, and have increased our target for the full year 2005 to 275 million pounds of copper in various product forms.
We produced 57,000 ounces of platinum-group metals (PGMs) for the third quarter, slightly above our July 2005 guidance. We expect to produce 76,000 to 86,000 ounces of PGMs in the fourth quarter and are on target to produce 380,000 to 390,000 ounces for the full year 2005.
Our third quarter nickel unit cash cost of sales, after by-product credits, was $3.03 per pound. This nickel unit cash cost figure was below our July 2005 guidance due principally to higher realized copper prices and higher levels of Inco-source nickel processed than planned. We anticipate an average nickel unit cash cost of sales, after by-product credits, of $2.85 to $2.95 per pound for 2005, also in line with our July 2005 guidance, and we continue to experience lower costs than this cost measure to process our own mine production.
As we have noted previously in our releases over the past several months, 2005 is a transition year for Inco with respect to costs. Nickel concentrate from Voisey’s Bay, due to begin arriving at our Ontario and Manitoba operations at the end of 2005, is expected to reduce the need for purchased external feed at these operations. In 2006, with first finished nickel production from Voisey’s Bay concentrate, our nickel unit cash cost of sales after by-product credits and our production costs to process our own mine production are expected to drop; we are still evaluating what these cost estimates will be for 2006 as part of the development of our 2006 plan. These cost estimates will reflect our latest projections for energy costs and other critical costs which will affect these measures.
In mid-September 2005, we reached a new three-year collective agreement with the United Steelworkers of America at our Manitoba operations. We believe that the agreement is fair and keeps these operations efficient and competitive. We also announced our plans to begin to develop the 1-D Lower orebody at Thompson. Developing the 1-D Lower orebody will help to increase low-cost production from our existing operations, and will also help to extend the productive life of our Manitoba operations.
Growth projects
We were pleased to see the first production from our growth projects in the third quarter, with initial production of concentrate at Voisey’s Bay in early September. We remain on target to see the first shipment of concentrate from the Voisey’s Bay project in November 2005, well ahead of the original project schedule, and first finished nickel production from this concentrate in early 2006.

Production from Voisey’s Bay in 2006 is currently expected to be approximately 110 million pounds of nickel in concentrate.
In October, as part of our Voisey’s Bay project we began operating our demonstration plant in Argentia, the next phase of the project’s R&D program to test hydrometallurgical (hydromet) processing technologies to treat Voisey’s Bay nickel concentrates. The demonstration plant phase of this R&D program is scheduled to run until late 2007.
Our Goro project in New Caledonia is proceeding well, with engineering about 55 per cent complete as of the end of September and construction well underway, with over 900 workers on site. We have received the major permits for key aspects of the required construction work to be completed and have awarded over $140 million in contracts to New Caledonian companies. We have been working hard to mitigate or offset input cost pressures wherever possible, and our estimated capital cost for Goro’s mine, process plant and infrastructure remains at $1.878 billion, with a minus 5%-to-plus 15% confidence level, with a planned start-up in late 2007.
Building on a strong financial foundation
Our balance sheet remains strong, with a cash position of $916 million as of September 30, 2005. In the third quarter we generated $258 million of cash flow from operations, before an increase in working capital of $71 million. Based on the First Call consensus 2005 mean LME cash nickel price of $6.88 per pound, we should generate about $1.3 billion of cash flow from operations in 2005, before changes in working capital and capital expenditures.
The “New Inco” — a Canadian-based metals and mining global powerhouse
On October 11, 2005, we announced Inco’s friendly take-over offer for Falconbridge, and the two companies entered into a definitive support agreement covering this transaction. Through their future ownership in Inco, Falconbridge shareholders will have exposure to the benefits of the combination of our two companies.
This transaction promises to create the world leader in nickel and a leading copper company, with outstanding growth prospects in both metals, given the combined company’s strong operations and unique project portfolio. The new Inco will generate outstanding cash flow and have the ability to pursue its growth strategy on a scale that neither company could have contemplated individually. It will be a geographically diverse company, having a major presence in North and South America, Asia, the South Pacific and Europe.
Combining the two companies’ operations is expected to create significant operating and other synergies that are uniquely available to the two of us given the proximity of our operations in Ontario and elsewhere. We currently estimate that $350 million in annual pre-tax synergies will be realized by the end of 2007. These will come from realizing efficiencies in overlapping operations in Ontario, better use of mining and processing facilities in Canada, improving procurement practices, and other opportunities for increased efficiencies and cost savings.
This is a friendly transaction in every sense, and we’ve been working closely together to ensure that we fully capitalize on its benefits. We will build the new Inco — every aspect of the organization — from the “best of both worlds”, swiftly, surely and strategically.
Our formal offer and take-over bid circular covering this transaction was mailed to Falconbridge shareholders on October 24. Our offer is conditional on at least 66 2/3% of Falconbridge common shares being tendered, receipt of necessary regulatory clearances, and certain other conditions. We currently expect the offer to be completed in late 2005 or early 2006, with the combination to be effective in the first quarter of 2006.
These are indeed very exciting times for Inco and our shareholders.

I look forward to reporting on our performance for the fourth quarter and full year of 2005.
Scott M. Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP
We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include asset impairment charges and write-downs in the value of assets, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income or other tax benefits or charges relating to the impact of currency translation adjustments, certain tax losses where the related benefits are not normally taken, adjustments for tax rulings and other decisions, interpretations and determinations covering, or based upon, transactions which occurred or related to prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, adjustments to minority interests reflecting changes thereto due to subsequent events, losses or gains on debt retirements, strike expenses, and other gains and losses that do not reflect on our ongoing operating performance. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.
The following table provides, for the periods indicated, a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

	Net Earnings				Basic Net Earnings Per Share(3)
	Third Quarter		Nine Months		Third Quarter		Nine Months
		2004		2004		2004		2004
(in millions except per share amounts)	2005	(Restated)(1)	2005	(Restated)(1)	2005	(Restated)(1)	2005	(Restated)(1)

Adjusted net earnings	$157	$209	$631	$591	$0.83	$1.11	$3.33	$3.15
Currency translation adjustments	(52)	(62)	(48)	(29)	(0.27)	(0.33)	(0.25)	(0.15)
Net income tax benefits (charges)(2)	(26)	(12)	13	1	(0.14)	(0.06)	0.07	0.01
Asset impairment charge and write-downs in value of assets(4)	(9)	—	(23)	(191)	(0.05)	—	(0.12)	(1.02)
Partial redemption of convertible debt	(8)	—	(8)	—	(0.04)	—	(0.04)	—
Gain on forward currency contracts	—	8	—	8	—	0.04	—	0.04
Favourable adjustment relating to Goro Nickel S.A.S. minority interest	—	—	25	—	—	—	0.13	—
Goro project suspension costs and related currency hedging gains, net	—	(1)	—	2	—	—	—	0.01

Canadian GAAP net earnings, as reported	$62	$142	$590	$382	$0.33	$0.76	$3.12	$2.04

(1)	The 2004 results have been restated due to the retroactive application of a change in accounting policy for convertible debt.

(2)	The net income tax (charges) benefits recorded in the third quarter and first nine months of 2005 relate primarily to adjustments for prior period tax rulings, decisions, interpretations or determinations and the tax impact related to currency translation adjustments on our long-term debt.

(3)	These amounts are based upon currently issued and outstanding shares and not diluted shares.

(4)	Represents write-down in value of certain assets of PT Inco.
We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes asset impairment charges, non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting and financial planning purposes.

Outlook
Our current estimates for production for the fourth quarter and full year of 2005 for nickel, copper and platinum-group metals (“PGMs”), including PGMs produced from purchased material, are as follows:

		Fourth Quarter	Full Year
		2005	2005
Nickel	— tonnes (thousands)	64 to 66	220 to 222
	— pounds (millions)	140 to 145	485 to 490

Copper	— tonnes (thousands)	41	125
	— pounds (millions)	90	275

PGMs	— troy ounces (thousands)	76 to 86	380 to 390
We currently project that our nickel unit cash cost of sales after by-product credits for the full year of 2005 will be about $2.85 to $2.95 per pound ($6,284 to $6,505 per tonne). A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated and cost of sales in accordance with Canadian GAAP for the third quarter and first nine month periods of 2005 and 2004 is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. The premium on our nickel products for 2005 we currently expect to realize over the London Metal Exchange (“LME”) cash nickel prices is between $0.05 and $0.10 per pound ($110 and $220 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the nickel-in-matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the chart above, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.
The current First Call consensus mean estimate for our adjusted net earnings per share for 2005 is $3.58 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2005, which we understand to be $6.88 per pound, and our understanding of the latest mean forecasts by First Call and Reuters’ for the prices for our other metal products for 2005, and taking into account our production, premium and nickel unit cash cost of sales after by-product credits estimates indicated above, we are comfortable with the current First Call consensus estimate for 2005 for our adjusted net earnings per share of $3.58, on a diluted basis. We are not endorsing how First Call arrives at its consensus mean estimate for our 2005 adjusted net earnings per share on a diluted basis or First Call’s forecasts for the LME cash nickel price, or the other benchmark metal prices published by First Call and Reuters’, for 2005. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $5.71 per pound ($12,590 per tonne) for the October 1 — October 24, 2005 period. The LME cash nickel price on October 24, 2005 was $5.41 per pound ($11,925 per tonne).
The earnings per share consensus estimate and our updated earnings per share estimate above refer to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.
In terms of the current estimated sensitivity of our earnings per share, both for basic and diluted purposes, to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic and diluted net earnings per share (EPS) over a full year would change, up or down, by about 12 cents and 10 cents, respectively. As reflected in the table below, while our financial results are most sensitive to changes in (1) the Canadian-U.S. dollar exchange rate given that a substantial portion of our expenses are incurred in Canadian dollars and we have substantial Canadian dollar-denominated liabilities and (2) nickel prices, our results are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:
ESTIMATES OF CURRENT 2005 SENSITIVITY OF BASIC
AND DILUTED EPS TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$) (1)

	Amount of Change	Basic	Diluted
	(up or down)	EPS Effect	EPS Effect(2)
Realized nickel price	$0.10/lb.	$0.12	$0.10
Realized copper price	0.10/lb.	0.08	0.07
Realized palladium price(3)	50.00/troy oz	0.03	0.02
Realized platinum price(3)	50.00/troy oz	0.03	0.02
Realized cobalt price	1.00/lb.	0.01	0.01
Cdn.-U.S. exchange rate(4) (5)	0.01	0.14	0.11
Fuel oil price (West Texas Intermediate) (3) (5)	1.00/bbl	0.006	0.005
Natural gas price(3) (5)	0.10/MM BTU	0.001	0.001
Share appreciation rights(5) (6)	1.00	0.003	0.002

(1)	Canadian GAAP basic (Basic EPS Effect) and diluted (Diluted EPS Effect) net earnings per share. Each sensitivity assumes other factors are held constant.

(2)	Based on 223 million diluted shares.

(3)	Includes the impact of hedging activities as of September 30, 2005.

(4)	The basic EPS effect represents (a) $0.07 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect. The diluted EPS effect represents (a) $0.06 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.01 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.04 for operating cost translation effect. The Cdn.-U.S. exchange rate for basic and diluted EPS effect excludes currency translation adjustments relating to the deferred income tax liability for Voisey’s Bay once it begins commercial production.

(5)	Increases in these costs, exchange rates and our share price have a negative effect on EPS.

(6)	Reflects the effect on EPS of a change in our common share price on our expense accrual for share appreciation rights granted in connection with certain share options.
Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. It is currently projected that our consolidated total capital expenditures for 2005 will be approximately $1.3 billion. Taking into account capital contributions expected to be made in 2005 by other shareholders in our Goro project, certain previously announced government assistance relating to our growth projects and other financing arrangements that are already in place for these projects, we currently project that the amount of this $1.3 billion estimate that we have funded or will be required to fund is about $800 million.
Commentary on Results for the Third Quarter and First Nine Months of 2005
Results of Operations
The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions of U.S. dollars except per share amounts)	2005	2004	2005	2004

		(Restated)		(Restated)
Net sales	$1,082	$1,031	$3,397	$3,117
Net earnings	62	142	590	382
Net earnings per common share
— basic	0.33	0.76	3.12	2.04
— diluted	0.30	0.69	2.70	1.85
Cash provided by operating activities	187	380	700	1,099

The decrease in net earnings for the third quarter of 2005 compared with the third quarter of 2004 was primarily the result of the unfavourable effect of higher nickel cash cost of sales before by-product credits, lower deliveries of copper and platinum-group metals (PGMs), lower other income and the unfavourable effect of the write-offs of certain assets of PT Inco as described under “Cost of sales and other expenses” below, partially offset by higher realized prices for nickel, copper and certain PGMs and higher deliveries of Inco-source nickel. The increase in net earnings for the first nine months of 2005 compared with the first nine months of 2004 was primarily the result of the non-cash Goro project asset impairment charge of $191 million, after-taxes, recorded in 2004, higher realized prices for nickel, copper and certain PGMs partially offset by higher nickel unit cash cost of sales before by-product credits, lower deliveries of Inco-source nickel, copper and PGMs, lower other income and the unfavourable effect of the write-offs of certain assets of PT Inco as described below.
The effect of certain of these items on our results of operations is set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” above.
Net sales
Net sales increased in the third quarter and first nine months of 2005 by five per cent and nine per cent, respectively, due to higher selling prices for nickel, copper and certain PGMs partially offset by lower deliveries of copper and PGMs.

Cost of sales and other expenses
The following table summarizes our nickel unit cash cost of sales before and after by-product credits for the periods indicated:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Nickel unit cash cost of sales before by-product credits per pound	$3.24	$2.66	$3.08	$2.54
Nickel unit cash cost of sales after by-product credits per pound	$3.03	$2.30	$2.80	$2.22

For the third quarter and first nine months of 2005 compared with the corresponding periods of 2004, the increase in nickel unit cash cost of sales before by-product credits was principally due to the higher average Canadian — U.S. dollar exchange rate, higher spending on supplies and services due, in part, to our efforts to expand production, higher costs for heavy oil and diesel fuel at PT Inco, higher electricity and natural gas prices and lower nickel production partially offset by the net cost reductions and related savings achieved in the third quarter and first nine months of 2005. In addition, for the first nine months of 2005 compared with the first nine months of 2004, we experienced higher costs for purchased nickel intermediates due, as noted below, to higher benchmark prices upon which such purchases are made.
For the third quarter of 2005 compared with the third quarter of 2004, the increase in nickel unit cash cost of sales after by-product credits was due to higher unit cash cost of sales before by-product credits as well as a decrease in by-product credits. The decrease in by-product credits was primarily due to lower deliveries of copper and PGMs, and higher production costs for copper, partially offset by higher realized selling prices for copper and certain PGMs. For the first nine months of 2005 compared with the first nine months of 2004, the increase in nickel unit cash cost of sales after by-product credits was primarily due to the same factors noted above.
We use purchased nickel intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased nickel intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.
A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP for the periods indicated is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.
In the third quarter and first nine months of 2005, we realized net cost reductions and related savings of $14 million and $24 million, respectively.
During the third quarter, PT Inco management completed a comprehensive review of its capital assets in conjunction with a change in accounting policy for depreciation and recorded asset writedowns of $21 million relating to the carrying value of assets determined to have no future value to their operations and the write-off of the carrying value of certain equipment assessed to be beyond economic repair. Taking into account income taxes of $6 million and minority interest recoveries of $6 million associated with such charges, the net impact of these charges was a reduction to net earnings of $9 million. In addition to changing its accounting policy for depreciation, PT Inco also changed its method of accounting for asset sales or other dispositions. While PT Inco applied these changes retroactively, the change in accounting policy for depreciation had previously been reflected in Inco Limited’s consolidated financial statements and, accordingly, only the change in the method of accounting for asset sales or other dispositions has been reflected by Inco Limited as a pre-tax charge of $11 million ($5 million after-tax and minority interest) in the third quarter of 2005.
Nickel production decreased to 50,508 tonnes (111 million pounds) in the third quarter of 2005 compared with 53,365 tonnes (118 million pounds) in the third quarter of 2004. Nickel production decreased to 156,368 tonnes (345 million pounds) in the first nine months of 2005 compared with 170,622 tonnes (376 million pounds) in the first nine months of 2004. The decrease in nickel production for the third quarter compared with the same period of 2004 was, as previously noted, primarily due to a longer than planned maintenance shutdown at our Ontario operations and a slower ramp-up after that shutdown and a longer than usual maintenance shutdown during the quarter which was necessary to prepare the Manitoba operations for the arrival of Voisey’s Bay concentrate in the fourth quarter of 2005 and for processing of additional cobalt from Voisey’s Bay feed and for Manitoba to have the ability to operate with a single furnace. This decrease was partially offset by higher finished nickel production from PT Inco nickel-in-matte. The decrease in the first nine months of 2005 compared with the same period of 2004 was primarily due to the scheduled shutdowns referred to above at the Ontario and Manitoba operations and, as previously noted, a slower than anticipated ramp-up following the scheduled shutdown at our Ontario operations and to lower finished nickel production from PT Inco’s nickel-in-matte product due to the timing of certain shipments of PT Inco’s nickel-in-matte product.
Asset impairment charge
As previously announced, we entered into a long-term agreement in late June 2005 with Falconbridge Limited under which we will sell all of our copper production from our Ontario operations in anode form to this company beginning in 2006. As a result of this decision, we recorded a $14 million after-tax impairment charge in the first nine months of 2005 which relates to the planned closure of our copper refining facility in Sudbury, Ontario.
Other income
In the third quarter of 2005, other income decreased by $28 million compared with the corresponding period in 2004 due principally to the charge from the tendering for conversion and settlement for cash of a portion of our LYON notes as discussed below and the loss on certain derivative positions that do not qualify for hedge accounting compared with a gain in the third quarter of 2004.
Selling, general and administrative expenses
Selling, general and administrative expenses increased by $7 million and $24 million in the third quarter and first nine months of 2005, respectively, compared with same periods in 2004. The increases in the third quarter and first nine months of 2005 were primarily due to higher capital taxes and higher expenses associated with share options granted in prior years with share appreciation rights based upon the price of our common shares.
Income and mining taxes
Our effective tax rate for the third quarter of 2005 of approximately 49 per cent was higher than the combined statutory income and mining tax rate in Canada of about 40 per cent as a result of the net tax charges relating to currency translation adjustments and adjustments for outstanding tax matters relating to prior years, partially offset by the tax benefit of profits earned in jurisdictions having lower tax rates. Our effective tax rate for the first nine months of 2005 of 34 per cent was lower than the combined statutory income and mining tax rate in Canada of about 40 per cent due principally to the benefit of profits earned in jurisdictions having lower tax rates and the net tax benefits relating to certain tax rulings, interpretations or determinations relating to prior years partially offset by the net tax costs relating to currency translation adjustments.

Minority Interest
For the first nine months of 2005, minority interest included a previously announced favourable adjustment of $25 million, reflecting the recovery of losses previously taken by Inco due to insufficient minority interest balances existing in 2004 to absorb the share by the minority interest of the impairment charge associated with the Goro project recorded in the second quarter of 2004.
Cash Flows and Financial Condition
Net cash provided by operating activities in the third quarter of 2005 was $187 million, compared with $380 million in the third quarter of 2004. The decrease in net cash provided by operating activities was primarily due to lower net earnings and higher working capital requirements in the third quarter of 2005. The increase in working capital requirements was due principally to the discharge of accounts payable and higher tax instalments. Net cash provided by operating activities in the first nine months of 2005 was $700 million, compared with $1,099 million in the first nine months of 2004. The decrease in net cash provided by operating activities was primarily due to having reduced balances of income and mining taxes payable in view of the significant tax payments made during the first quarter of 2005 in respect of the 2004 taxation year, partially offset by higher net earnings and a decrease in accounts receivable.
Net cash used for investing activities was $318 million and $676 million in the third quarter and first nine months of 2005, respectively, compared with $247 million and $562 million in the same periods of 2004. Investing activities in the first nine months of 2005 included cash of $150 million received in respect of the previously announced sale of a portion of our interest in Goro Nickel S.A.S. Cash used for investing activities increased in the third quarter of 2005 compared with the same period for 2004 primarily due to an increase in sustaining capital expenditures and higher capital spending for our Goro project partially offset by lower spending on our Voisey’s Bay project. Excluding the $150 million referred to above, the increase in the first nine months of 2005 compared with the same period for 2004 was primarily due to higher capital spending for our Goro and Voisey’s Bay projects as well as an increase in sustaining capital expenditures.
Net cash used for financing activities included $65 million in respect of the tender for conversion and settlement in cash at our election of a portion of our LYON notes. The LYON notes converted and settled in cash had a book value of $35 million, resulting in a charge of $30 million. For accounting purposes, the LYON notes are bifurcated between debt and equity, with the equity portion representing the value of the holder conversion options. Given this treatment, the $30 million charge has been bifurcated between a charge to earnings of $8 million and a direct charge to retained earnings of $22 million.
At September 30, 2005, cash and cash equivalents were $916 million, down from $1,076 million at December 31, 2004, primarily reflecting cash outflows for capital expenditures for our growth projects and sustaining capital expenditures at our operations. Total debt was $1,782 million at September 30, 2005, compared with $1,868 million at December 31, 2004. Total debt as a percentage of total debt plus shareholders’ equity was 27 per cent at September 30, 2005, compared with 30 per cent at December 31, 2004.
On October 18, 2005 Inco’s Board of Directors declared a quarterly dividend on our Common Shares of $0.10 per share, payable December 1, 2005 to shareholders of record as of November 15, 2005.

Access to Webcast of October 25, 2005 Presentation to the Investment Community on
Third Quarter 2005 Results and Related Matters
As previously announced, interested investors can listen to our presentation to the investment community, expected to include an analysis of Inco’s third quarter 2005 financial and operating results, on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone number in North America as indicated below.
The presentation is scheduled for October 25, 2005, beginning at 8:30 a.m. (Toronto time), and can be accessed by visiting the website of a third-party webcasting service we will be using, CNW Group Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Copies of any slides or other statistical information to be used for the conference call can be accessed and will be available for online viewing by persons with a computer system and Internet connection meeting certain minimum requirements through www.newswire.ca/webcast by clicking on the event title or through Inco’s website, www.inco.com, by clicking on the “Latest Quarterly Webcasts” link on the homepage.
The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on November 8, 2005 by dialling 1-800-558-5253 in North America and by entering the reservation number 21262807. This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.
This news release contains forward-looking statements regarding the Company’s offer to purchase all of the common shares of Falconbridge Limited, including statements regarding anticipated financial or operating performance and cash flows, expected synergies and cost savings, including the timing thereof, from the proposed combination of Inco and Falconbridge, and strategies, objectives, goals and targets of the combined company, the Company’s costs on a stand-alone basis, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its fourth quarter and full year 2005 and for 2006 at its Canadian, Indonesian and other operations, nickel market conditions and nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, production costs on its own mine production, nickel inventories, its financial results, including adjusted net earnings per share on a diluted basis, cash flow from operations, cash generation, the effect on and sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial shipment, start-up, and other schedules, capital costs and other aspects of its Goro and Voisey’s Bay projects, arrangements covering copper production and sales, new mine development in Manitoba, capital expenditures at PT Inco and the Company’s development projects, overall capital expenditures, contributions from shareholders and government programs and other external sources of funds, and governmental clearances or approvals required, for development projects, tax payments, planned maintenance and other shutdowns and subsequent start-ups at certain operations, new collective labour agreements, including the risk of a disruption or work stoppage, and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as, in the case of the planned acquisition of Falconbridge, the risks that we will not be able to obtain the required approvals or clearances from regulatory and other agencies and bodies on a timely basis, divestitures required by regulatory agencies may not be acceptable or may not be completed in a timely manner, we may not realize the anticipated benefits and synergies and cost savings from the acquisition or related divestitures, and difficulties that may occur relating to the integration of Falconbridge’s operations with Inco; and such other factors relating to Inco itself as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased nickel intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other clearances or approvals, and engineering and construction timetables, for the Goro project, the necessary shareholder and government program sources of financing for the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition, the ability to continue to pay quarterly cash dividends in such amounts as Inco’s Board of Directors may determine in light of other uses for such funds and other factors, and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
Important Legal Information
This communication may be deemed to be solicitation material in respect of Inco’s proposed combination with Falconbridge. On October 24, 2005, Inco filed a registration statement on Form F-8 (containing an offer to purchase and a share exchange take-over bid circular) with the SEC in connection with the proposed combination. Inco has also filed, and will file (if required), other documents with the SEC in connection with the proposed combination. Falconbridge has filed a Schedule 14D-9F in connection with Inco’s offer and has filed, and will file (if required), other documents regarding the proposed combination, in each case with the SEC.
INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain copies of the registration statement and Inco’s and Falconbridge’s SEC filings free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Inco may be obtained free of charge by contacting Inco’s media or investor relations departments.
October 25, 2005
IN 05/16

For further information:
Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758
or www.inco.com

Inco Limited
Key Financial and Operating Statistics

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Average Realized Prices
Nickel(1) — per tonne	$14,857	$14,258	$15,588	$13,815
— per pound	6.74	6.47	7.07	6.27
Copper — per tonne	3,921	2,821	3,559	2,802
— per pound	1.78	1.28	1.61	1.27
(1) Including intermediates

LME Average Cash Prices
Nickel — per tonne	14,567	13,998	15,434	13,747
— per pound	6.61	6.35	7.00	6.24
Copper — per tonne	3,759	2,851	3,479	2,790
— per pound	1.70	1.29	1.58	1.27

Deliveries
Nickel in all forms (tonnes)
— Inco-source	55,314	53,850	164,968	167,914
— Purchased finished	5,757	3,619	15,864	13,004

	61,071	57,469	180,832	180,918

Copper (tonnes)	26,449	35,070	85,729	95,190

Cobalt (tonnes)	440	278	1,277	1,028

Platinum-group metals (in thousands of troy ounces)	57	117	297	339

Net Sales to Customers by Product (in millions)
Primary nickel	$907	$819	$2,818	$2,499
Copper	104	99	305	267
Precious metals	42	69	186	195
Other	29	44	88	156

	$1,082	$1,031	$3,397	$3,117

Nickel Production in all Forms (tonnes)	50,508	53,365	156,368	170,622

Finished Nickel Inventories at end of Period (tonnes)	17,997	28,681	17,997	28,681

Inco Limited
Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	For the three months		For the nine months
	ended September 30,		ended September 30,
(in millions of U.S. dollars except where noted)	2005	2004	2005	2004

Cost of sales and other expenses, excluding depreciation and depletion	$688	$568	$1,907	$1,705
By-product costs	(146)	(148)	(461)	(425)
Purchased finished nickel	(88)	(49)	(244)	(182)
Delivery expense	(9)	(9)	(27)	(25)
Other businesses cost of sales	(10)	(9)	(29)	(29)
Non-cash items(1)	(7)	(7)	(21)	(25)
Remediation, demolition and other related expenses	(8)	(7)	(24)	(18)
Adjustments associated with affiliate transactions	5	(23)	51	(64)
Asset write offs and related charges(2)	(32)	—	(32)	—
Other	2	—	1	1

Nickel cash cost of sales before by-product credits(3)	395	316	1,121	938
By-product net sales	(171)	(191)	(564)	(541)
By-product costs	146	148	461	425

Nickel cash cost of sales after by-product credits(3)	$370	$273	$1,018	$822

Inco-source nickel deliveries (millions of pounds)	122	119	364	370

Nickel unit cash cost of sales before by-product credits per pound	$3.24	$2.66	$3.08	$2.54

Nickel unit cash cost of sales before by-product credits per tonne	$7,143	$5,864	$6,790	$5,600

Nickel unit cash cost of sales after by-product credits per pound	$3.03	$2.30	$2.80	$2.22

Nickel unit cash cost of sales after by-product credits per tonne	$6,680	$5,071	$6,173	$4,894

(1)	Post-retirement benefits other than pensions.

(2)	Relates to certain assets at PT Inco that had no future value to PT Inco’s operations and the write-off of the book values of certain equipment assessed to be beyond economic repair and to PT Inco’s change in accounting for asset sales and other dispositions.

Inco Limited
Consolidated Statement of Earnings
(unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
(in millions of U.S. dollars except per share amounts)	2005	2004	2005	2004

		(Restated)		(Restated)
Revenues
Net sales	$1,082	$1,031	$3,397	$3,117
Other income (loss), net	(11)	17	(8)	32

	1,071	1,048	3,389	3,149

Costs and expenses (income)
Cost of sales and other expenses, excluding depreciation and depletion	688	568	1,907	1,705
Depreciation and depletion	62	59	187	178
Selling, general and administrative	64	57	156	132
Research and development	9	6	23	22
Exploration	10	7	30	19
Currency translation adjustments	52	62	48	29
Interest expense	4	9	16	29
Asset impairment charge	—	—	25	201
Goro project suspension	—	1	—	(2)

	889	769	2,392	2,313

Earnings before income and mining taxes and minority interest	182	279	997	836
Income and mining taxes	90	103	338	364

Earnings before minority interest	92	176	659	472
Minority interest	30	34	69	90

Net earnings	$62	$142	$590	$382

Net earnings per common share
Basic	$0.33	$0.76	$3.12	$2.04

Diluted	$0.30	$0.69	$2.70	$1.85

Weighted average common shares outstanding, in thousands
Basic	189,255	187,597	188,892	187,430

Diluted	222,962	209,895	222,723	209,950

Inco Limited
Consolidated Balance Sheet
(unaudited)

	September 30,	December 31,
(in millions of U.S. dollars)	2005	2004

		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$916	$1,076
Accounts receivable	580	601
Inventories	869	834
Other	114	63

Total current assets	2,479	2,574
Property, plant and equipment	8,261	7,587
Deferred charges and other assets	663	576

Total assets	$11,403	$10,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$113	$107
Accounts payable	245	331
Accrued payrolls and benefits	199	208
Other accrued liabilities	474	399
Income and mining taxes payable	76	279

Total current liabilities	1,107	1,324
Deferred credits and other liabilities
Long-term debt	1,669	1,761
Deferred income and mining taxes	1,983	1,891
Post-retirement benefits	725	671
Asset retirement obligation	186	171
Other deferred credits	61	58

Total liabilities	5,731	5,876

Minority interest	781	529

Shareholders’ equity
Convertible debt	398	418

Common shareholders’ equity
Common shares issued and outstanding 189,485,940
(2004 — 188,133,439 shares)	2,933	2,891
Warrants	62	62
Contributed surplus	578	571
Retained earnings	920	390

	4,493	3,914

Total shareholders’ equity	4,891	4,332

Total liabilities and shareholders’ equity	$11,403	$10,737

Inco Limited
Consolidated Statement of Cash Flows
(unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
(in millions of U.S. dollars)	2005	2004	2005	2004

		(Restated)		(Restated)
Operating activities
Earnings before minority interest	$92	$176	$659	$472
Items not affecting cash
Depreciation and depletion	62	59	187	178
Deferred income and mining taxes	26	6	31	43
Asset impairment charge	—	—	25	201
Other	91	56	117	70
Contributions greater than post-retirement benefits expense	(13)	(14)	(32)	(24)
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(24)	(61)	21	(115)
Inventories	32	27	(35)	(66)
Accounts payable and accrued liabilities	(52)	29	(38)	47
Income and mining taxes payable	(26)	79	(183)	313
Other	(1)	23	(52)	(20)

Net cash provided by operating activities	187	380	700	1,099

Investing activities
Capital expenditures	(315)	(248)	(820)	(543)
Partial sale of interest in Goro Nickel S.A.S.	—	—	150	—
Other	(3)	1	(6)	(19)

Net cash used for investing activities	(318)	(247)	(676)	(562)

Financing activities
Repayments of long-term debt	(54)	(42)	(102)	(90)
Long-term borrowings	—	—	3	—
Partial redemption of convertible debt	(65)	—	(65)	—
Common shares issued	11	4	34	18
Common dividends paid	(19)	—	(38)	—
Dividends paid to minority interest	—	—	(39)	(15)
Other	1	—	23	1

Net cash used for financing activities	(126)	(38)	(184)	(86)

Net increase (decrease) in cash and cash equivalents	(257)	95	(160)	451
Cash and cash equivalents at beginning of period	1,173	774	1,076	418

Cash and cash equivalents at end of period	$916	$869	$916	$869